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                                                                     EXHIBIT 3.8

                              ARTICLES OF AMENDMENT

                                       OF

                         SHURGARD STORAGE CENTERS, INC.

        The following Articles of Amendment are executed by the undersigned, a Washington corporation:

        1. The name of the corporation is Shurgard Storage Centers, Inc.

        2. The Designation of the Rights and Preferences of 8.75% Series D Cumulative Redeemable Preferred Stock is set forth on Exhibit A attached hereto.

        3. The date of the adoption of the Designation of Rights and Preferences of 8.75% Series D Cumulative Redeemable Preferred Stock by the Board of Directors of the corporation was February 20, 2001.

        4. The Designation of Rights and Preferences of 8.75% Series D Cumulative Redeemable Preferred Stock was adopted by the Board of Directors, and shareholder action was not required.

        These Articles of Amendment are executed by said corporation by its duly authorized officer.

        DATED: February 20, 2001.



                                  SHURGARD STORAGE CENTERS, INC.



                                  By  /s/ Harrell L. Beck
                                      ------------------------------------------
                                      Harrell L. Beck, Senior Vice President and
                                      Chief Financial Officer


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                                    EXHIBIT A

                    DESIGNATION OF RIGHTS AND PREFERENCES OF
                     8.75% SERIES D CUMULATIVE REDEEMABLE
                                 PREFERRED STOCK

        The Board of Directors of Shurgard Storage Centers, Inc. (the "Corporation") hereby establishes a series of the Company's Preferred Stock, par value $.001 per share, and hereby states the designation and number of shares, and fixes the relative rights, preferences and limitations thereof as follows:

SECTION 1.   DESIGNATION AND AMOUNT

        The shares of such series shall be designated as "8.75% Series D Cumulative Redeemable Preferred Stock" (the "Series D Preferred Stock") and the number of shares constituting the Series D Preferred Stock shall be 3,450,000. Such number of shares may be decreased by resolution of the Board of Directors; provided, however, that no such decrease shall reduce the number of shares of Series D Preferred Stock to a number less than the number of shares then outstanding.

SECTION 2.   RANKING

        The Series D Preferred Stock shall, with respect to dividend rights, rights upon liquidation, winding up or dissolution, and redemption rights, rank
(A) junior to any other class or series of preferred stock hereafter duly established by the Board of Directors of the Corporation, the terms of which shall specifically provide that such series shall rank senior to the Series D Preferred Stock as to the payment of dividends, distribution of assets upon liquidation and redemption rights (the "Senior Preferred Stock"), (B) pari passu with any other class or series of preferred stock hereafter duly established by the Board of Directors of the Corporation, the terms of which shall specifically provide that such class or series shall rank pari passu with the Series D Preferred Stock as to the payment of dividends, distribution of assets upon liquidation and redemption rights (all of such classes or series of capital stock and other equity interests of the Corporation, including, without limitation, the 8.80% Series B Cumulative Redeemable Preferred Stock and the 8.70% Series C Cumulative Redeemable Preferred Stock of the Corporation, are collectively referred to herein as the "Parity Preferred Stock"), and (C) senior to any other class or series of preferred stock or other class or series of capital stock of or other equity interests in the Corporation, including, without limitation, all classes of the common stock of the Corporation, whether now existing or hereafter created (all of such classes or series of capital stock and other equity interests of the Corporation, including, without limitation, the Class A Common Stock, the Class B Common Stock, and the Series A Junior Participating Preferred Stock of the Corporation, are collectively referred to herein as the "Junior Stock").


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SECTION 3.   DIVIDENDS AND DISTRIBUTIONS

        (A) Subject to the rights of series of Preferred Stock which may from time to time come into existence, holders of the then outstanding Series D Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors, out of funds legally available for the payment of dividends, cumulative preferential cash dividends at the rate of 8.75% of the liquidation preference per annum. Such dividends shall accumulate and be cumulative from the date of original issue and shall be payable in equal amounts quarterly in arrears on the last day of March, June, September and December or, if not a business day, the next succeeding business day (each, a "Distribution Payment Date"). The first dividend, which will be paid on March 31, 2001, will be for less than a full quarter. Such first dividend and any dividend distribution payable on Series D Preferred Stock for any partial distribution period will be computed on the basis of the actual number of days the Series D Preferred Stock is outstanding and assuming a 360-day year consisting of twelve 30-day months. Distributions will be payable to holders of record as they appear in the share records of the Corporation at the close of business on the applicable record date, which shall be on the first day of the calendar month in which the applicable Distribution Payment Date falls or on such other date designated by the Board of Directors of the Corporation for the payment of distributions that is not more than 30 or less than 10 days prior to such Distribution Payment Date (each, a "Distribution Record Date").

        (B) Distributions on Series D Preferred Stock will accumulate and be cumulative whether or not the Corporation has earnings, whether or not there are funds legally available for the payment of such distributions and whether or not such distributions are earned, declared or authorized. No interest, or sum of money in lieu of interest, shall be payable in respect of any distribution payment or payments on Series D Preferred Stock which may be in arrears. Distributions paid on the Series D Preferred Stock in an amount less than the total amount of such dividends at the time accumulated and payable on such shares shall be allocated pro rata on a per share basis among all such shares at the time outstanding.

        (C) If, for any taxable year, the Corporation elects to designate as "capital gain dividends " (as defined in Section 857 of the Internal Revenue Code of 1986, as amended, or any successor revenue code or section (the "Code")) any portion (the "Capital Gains Amount") of the total dividends (as determined for federal income tax purposes) paid or made available for the year to holders of all classes of capital stock (the "Total Distributions"), then the portion of the Capital Gains Amount that shall be allocable to holders of Series D Preferred Stock shall be in the same percentage that the total dividends (as determined for federal income tax purposes) paid or made available to the holders of Series D Preferred Stock for the year bears to the Total Distributions.

        (D) If any shares of Series D Preferred Stock are outstanding, no distributions shall be declared or paid or set apart for payment on any shares of any other series of Parity Preferred Stock of the Corporation for any period unless full cumulative distributions have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payments on shares of Series D Preferred Stock for all past


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distribution periods and the then current distribution period. When distributions are not paid in full (or a sum sufficient for such full payment is not set apart) upon the shares of Series D Preferred Stock and the shares of Parity Preferred Stock, all distributions declared upon shares of Series D Preferred Stock and Parity Preferred Stock shall be declared pro rata so that the amount of distributions declared per share on Series D Preferred Stock and such Parity Preferred Stock shall in all cases bear to each other the same ratio that accrued distributions per share on Series D Preferred Stock and such Parity Preferred Stock bear to each other.

        (E) Except as provided in Section 3(D) of this Designation of Rights and Preferences, unless full cumulative distributions on shares of Series D Preferred Stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past distribution periods and the then current distribution period, no distributions (other than in shares of Common Stock or other Junior Stock) shall be declared or paid or set aside for payment or other distribution shall be declared or made upon the shares of Common Stock or any other Junior Stock or Parity Preferred Stock of the Corporation, nor shall any shares of Common Stock or any other Junior Stock or Parity Preferred Stock be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such capital stock) by the Corporation (except by conversion into or exchange for other Junior Stock).

        (F) Any distribution payment made on shares of Series D Preferred Stock shall first be credited against the earliest accumulated but unpaid distribution due with respect to shares of Series D Preferred Stock which remain payable.

        (G) No distributions on the Series D Preferred Stock shall be authorized by the Board of Directors of the Corporation or be paid or set apart for payment by the Corporation at such time as the terms and provisions of any agreement of the Corporation, including any agreement relating to its indebtedness, prohibits such authorization, payment or setting apart for payment or provides that such authorization, payment or setting apart for payment would constitute a breach thereof or a default thereunder if such authorization or payment shall be restricted or prohibited by law.

        (H) Except as provided in this Section 3 and in Section 4 of this Designation of Rights and Preferences, the Series D Preferred Stock shall not be entitled to participate in the earnings or assets of the Corporation.

SECTION 4.   LIQUIDATION, DISSOLUTION OR WINDING UP

        Subject to the rights of series of Preferred Stock which may from time to time come into existence, upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, then, before any distribution or payment shall be made to the holders of any Junior Stock, the holders of shares of Series D Preferred Stock shall be entitled to receive out of assets of the Corporation legally available for distribution to shareholders,


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liquidation distributions in the amount of the liquidation preference of $25.00 per share in cash or property having a fair market value as determined by the Board of Directors valued at $25.00 per share, plus an amount equal to all distributions accumulated and unpaid at the date of such liquidation, dissolution or winding up. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of shares of Series D Preferred Stock will have no right or claim to any of the remaining assets of the Corporation. In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, the available assets of the Corporation are insufficient to pay the amount of the liquidation distributions on all outstanding shares of Series D Preferred Stock and the corresponding amounts payable on all shares of Parity Preferred Stock, then the holders of shares of Series D Preferred Stock and Parity Preferred Stock shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

SECTION 5.   CONSOLIDATION, MERGER, ETC.

        A consolidation or merger of the Corporation with or into any other entity or entities, or a sale, lease, transfer, conveyance or disposition of all or substantially all of the assets of the Corporation or a statutory share exchange in which shareholders of the Corporation may participate, shall not be deemed to be a liquidation, dissolution or winding up of the affairs of the Corporation within the meaning of Section 4 of this Designation of Rights and Preferences.

SECTION 6.   VOTING RIGHTS

        (A) Except as indicated in this Section 6, except as may be required by applicable law, or, at any time Series D Preferred Stock are listed on a securities exchange, as may be required by the rules of such exchange, the holders of shares of Series D Preferred Stock will have no voting rights.

        (B) If six quarterly distributions (whether or not consecutive) payable on shares of Series D Preferred Stock are in arrears, whether or not earned or declared, the number of directors then constituting the Board of Directors of the Corporation will be increased by two, and the holders of shares of Series D Preferred Stock, voting together as a class with the holders of shares of any other series of Preferred Stock upon which like voting rights have been conferred and are exercisable (any such other series, the "Voting Preferred Stock"), will have the right to elect two directors to serve on the Corporation's Board of Directors at any annual meeting of shareholders or a special meeting of the holders of Series D Preferred Stock and such other Voting Preferred Stock called by the holders of record of at least 10% of any series of Preferred Stock so in arrears (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of the shareholders), until all such distributions have been declared and paid or set aside for payment. The term of office of all directors so elected will terminate with the termination of such voting rights.

        (C) The approval of two-thirds of the outstanding Series D Preferred Stock voting as a single class is required in order to (i) amend, alter or repeal any provision of this


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Designation of Rights and Preferences, whether by merger, consolidation or otherwise (an "Event"), so as to materially and adversely affect the rights, preferences, privileges or voting power of the holders of shares of Series D Preferred Stock, provided, however, an Event will not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers of the Series D Preferred Stock, in each such case, where each share of Series D Preferred Stock remains outstanding without a material change to its terms and rights or is converted into or exchanged for preferred stock of the surviving entity having preferences, conversion and other rights, privileges, voting powers, restrictions, limitations as to distributions, qualifications and terms or conditions of redemption thereof identical to that of a share of Series D Preferred Stock, or (ii) authorize, reclassify, create, or increase the authorized or issued amount of any class or series of stock having rights senior to Series D Preferred Stock with respect to the payment of distributions or amounts upon liquidation, dissolution or winding up of the affairs of the Corporation or to create, authorize or issue any obligation or security convertible into or evidencing the right to purchase such shares. However, the Corporation may create additional classes of Parity Preferred Stock and Junior Stock, increase the authorized number of shares of Parity Preferred Stock and Junior Stock and issue additional series of Parity Preferred Stock and Junior Stock without the consent of any holder of Series D Preferred Stock or Voting Preferred Stock.

        (D) Except as provided above and as required by law, or, at any time Series D Preferred Stock are listed on a securities exchange, as may be required by the rules of such exchange, the holders of Series D Preferred Stock are not entitled to vote on any merger or consolidation involving the Corporation, on any share exchange or on a sale of all or substantially all of the assets of the Corporation.

        (E) In any matter in which the Series D Preferred Stock are entitled to vote, as provided in this Section 6, as may be required by law or as may be required by the rules of any securities exchange on which the Series D Preferred Stock are listed, including any action by written consent, each share of Series D Preferred Stock shall be entitled to one vote.

        (F) Except as set forth herein, or as otherwise provided by law or by the rules of any securities exchange on which the Series D Preferred Stock are listed, holders of Series D Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

SECTION 7.   REACQUIRED SHARES

        Any shares of Series D Preferred Stock redeemed, purchased, exchanged or otherwise acquired by the Corporation in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be issued or classified as part of a new series of Preferred Stock, but not as Series D Preferred Stock, subject to the conditions and restrictions on issuance set forth herein, in the charter of the Corporation, or in any other


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Designation of Rights and Preferences creating a series of Preferred Stock or any similar stock or as otherwise required by law.

SECTION 8.   REDEMPTION

        (A) Shares of Series D Preferred Stock are not redeemable prior to February 27, 2006. On and after February 27, 2006, the Corporation at its option upon not less than 30 or more than 60 days' written notice, may redeem outstanding shares of Series D Preferred Stock, in whole or in part, at any time or from time to time, for cash at a redemption price of $25.00 per share, plus an amount equal to all distributions accumulated and unpaid thereon to the date fixed for redemption, without interest to the extent the Corporation will have funds legally available therefor. The redemption price of shares of Series D Preferred Stock (other than the portion thereof consisting of accrued and unpaid distributions) is payable solely out of proceeds from the sale of other capital stock of the Corporation, which may include Common Stock, Preferred Stock, depository shares, interests, participations or other ownership interests in the Corporation however designated, and any rights (other than debt securities converted into or exchangeable for capital stock), warrants or options to purchase any thereof, and not from any other source. Holders of shares of Series D Preferred Stock to be redeemed shall surrender such shares of Series D Preferred Stock at the place designated in such notice and shall be entitled to the redemption price and any accrued and unpaid distributions payable upon such redemption following such surrender. If fewer than all of the outstanding shares of Series D Preferred Stock are to be redeemed, the number of shares to be redeemed will be determined by the Corporation and such shares may be redeemed pro rata from the holders of record of such shares in proportion to the number of such shares held by such holders (with adjustments to avoid redemption of fractional shares) or by lot in a manner determined by the Corporation.

        (B) Unless full cumulative distributions on all shares of Series D Preferred Stock and Parity Preferred Stock shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past distribution periods and the then current distribution period, no shares of Series D Preferred Stock or Parity Preferred Stock shall be redeemed unless all outstanding shares of Series D Preferred Stock and Parity Preferred Stock are simultaneously redeemed; provided, however, that the foregoing shall not prevent the purchase or acquisition of shares of Series D Preferred Stock or Parity Preferred Stock pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Series D Preferred Stock or Parity Preferred Stock, as the case may be. Furthermore, unless full cumulative distributions on all outstanding shares of Series D Preferred Stock and Parity Preferred Stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past distribution periods and the then current distribution period, the Corporation shall not purchase or otherwise acquire directly or indirectly any share of Series D Preferred Stock or Parity Preferred Stock (except by conversion into or exchange for shares of capital stock of the Corporation ranking junior to Series D Preferred Stock and Parity Preferred Stock as to distributions and upon liquidation).

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        (C) Notice of redemption will be given by publication in a newspaper of general circulation in the City of New York, such publication to be made once a week for two successive weeks commencing not less than 30 or more than 60 days prior to the redemption date. A similar notice will be mailed, postage prepaid, at least 30 days but not more than 90 days before the redemption date, to each holder of record of shares of Series D Preferred Stock at the address shown on the share transfer books of the Corporation. Each notice shall state: (i) the redemption date; (ii) the number of shares of Series D Preferred Stock to be redeemed; (iii) the redemption price per share; (iv) the place or places where certificates for shares of Series D Preferred Stock are to be surrendered for payment of the redemption price; and (v) that distributions on shares of Series D Preferred Stock will cease to accrue on such redemption date. No failure to give such notice or any defect thereto or in the mailing thereof shall affect the validity of the proceeding for the redemption of any Series D Preferred Stock except as to the holder to whom notice was defective or not given. If fewer than all shares of Series D Preferred Stock are to be redeemed, the notice mailed to each such holder thereof shall also specify the number of shares of Series D Preferred Stock to be redeemed from each such holder. If notice of redemption of any shares of Series D Preferred Stock has been given and if the funds necessary for such redemption have been set aside by the Corporation in trust for the benefit of the holders of shares of Series D Preferred Stock so called for redemption, then from and after the redemption date, distributions will cease to accrue on such shares of Series D Preferred Stock, such shares of Series D Preferred Stock shall no longer be deemed outstanding and all rights of the holders of such shares will terminate, except the right to receive the redemption price.

        (D) The holders of shares of Series D Preferred Stock at the close of business on a Distribution Record Date will be entitled to receive the distribution payable with respect to such shares of Series D Preferred Stock on the corresponding Distribution Payment Date notwithstanding the redemption thereof between such Distribution Record Date and the corresponding Distribution Payment Date or the Corporation's default in the payment of the distribution due. Except as provided above, the Corporation will make no payment or allowance for unpaid distributions, whether or not in arrears, on shares of Series D Preferred Stock which have been called for redemption.

        (E) Series D Preferred Stock have no stated maturity and will not be subject to any sinking fund or mandatory redemption, except as provided in
Section 4.4 of the Articles of Incorporation of the Corporation.

SECTION 9.   REDEMPTION AND STOP TRANSFER FOR REIT QUALIFICATION

        Pursuant to the authority granted to the Board of Directors pursuant to Sections 4.1 and 4.4(c) of the Articles of Incorporation of the Corporation, the provisions of Section 4.4 of such Articles of Incorporation, including, without limitation, the stop transfer and redemption provisions of Section 4.4(c) and the Excess Stock provisions of Section 4.4(e), shall, in all cases, apply to the ownership of the Series D Preferred Stock. For purposes of applying the provisions of such Section 4.4 to the Series D Preferred Stock, the number of shares of Series D Preferred Stock held by any Owner (as defined therein) as of any date shall be


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treated as an equivalent number of shares of Common Stock determined by multiplying such number of shares of Series D Preferred Stock held by such Owner by a fraction the numerator of which is either (a) if such shares are traded on an established public market, the per share closing value of the Series D Preferred Stock as of such date or (b) if such shares are not traded on an established public market, the redemption price of such shares as provided in
Section 8 hereof including any accrued and unpaid distributions thereon, and the denominator of which is the per share closing value of the Common Stock as of such date.

SECTION 10.  NO CONVERSION

        The shares of Series D Preferred Stock are not convertible into or exchangeable for any other property or securities of the Corporation, except that each share of Series D Preferred Stock is convertible into Excess Stock as provided in the charter of the Corporation.

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